SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2017
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CAPITAL PROPERTIES, INC.
(Exact name of registrant as specified in its charter)
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Rhode Island
(State or other jurisdiction of incorporation)

001-08499	05-0386287
(Commission File Number)	(IRS Employer Identification Number)

100 Dexter Road, East Providence, Rhode Island 02914
 (Address of principal executive offices)

(401) 435-7171
 (Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
     CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
     CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On February 10, 2017 (the "Closing Date"), Capital Properties, Inc. (the "Company") and its two wholly-owned subsidiaries, Capital Terminal Company ("CTC") and Dunellen, LLC ("Dunellen" and together with the Company and CTC, the "Sellers"), in accordance with that certain Asset Purchase Agreement, by and between the Sellers and Sprague Operating Resources LLC ("Sprague"), a subsidiary of Sprague Resources LP, dated January 24, 2017 (the "Purchase Agreement"), completed the sale of the Company's East Providence, Rhode Island petroleum storage terminal, Wilkesbarre Pier, pipelines connecting the terminal to the Pier and related terminal assets (the "Purchased Assets"). Capitalized terms used but not otherwise defined herein have the meanings set forth in the Purchase Agreement.

From May 1, 2014 through the closing of the sale of the Purchased Assets, the terminal's entire distillate storage capacity was leased exclusively to Sprague.

The aggregate purchase price for the Purchased Assets was $23.0 million dollars plus the assumption of the Assumed Liabilities (the "Purchase Price").  The Purchase Price was negotiated by the Sellers and Sprague, with the Sellers receiving advice from an unaffiliated investment bank advisory firm retained by the Sellers to assist in the valuation, marketing and sale of the Purchased Assets.  Of the Purchase Price, $1,040,000 was withheld to cover repairs to breasting Dolphins located on the Wilkesbarre Pier (the "Dolphin Expenses") and $1,725,000 will be held in escrow (50% for 12 months and the balance for 2 years) to provide an indemnity to Sprague in the event of any breach of the Sellers' representations, warranties and covenants. The net amount received by the Company after the Dolphin Expenses holdback, escrow and additional adjustments for fees and real estate transfer taxes was approximately $19.8 million dollars.

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
Under Section 5 of the Company's outstanding 5% Dividend Notes Due 2022 (the "Notes"), upon the sale of all or any portion of the Company's real property or the real property of any Company subsidiary, the Company is required, within 90 days from the Closing Date, to redeem that amount of the Notes at a redemption price equal to the maximum amount of the Net Proceeds from the sale of the real property, that when divided by 100 results in a whole number.  For this purpose, "Net Proceeds" means the gross cash proceeds received by the Company as a result of the sale of the real property less the sum of (a) the expenses of sale, (b) the Federal and state taxes incurred as a result of the sale and (c) the amount of the gross cash proceeds used by the Company to pay in whole or in part financial institution debt secured by a mortgage on its real property, regardless of whether such mortgage encumbered the property sold.  The closing of the sale of the Purchased Assets described in Item 2.01 above triggered this mandatory redemption provision of the Notes. The Company has not yet determined the amount of the "Net Proceeds" (as defined in the Notes), but currently expects to redeem the Notes in full on or before May 11, 2017.
Item 5.02(e). Compensatory Arrangements of Certain Officers
In connection the sale of the Purchased Assets described in Item 2.01 above, the Compensation Committee of the Company's Board of Directors approved a bonus for the Company's Vice-President, Todd D. Turcotte, in the amount of one year's salary ($191,464).  This bonus was conditioned on the successful completion of the sale described in Item 2.01 hereof and was paid promptly following the closing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL PROPERTIES, INC.

Date: February 15, 2017	By:	/s/ Stephen J. Carlotti
Stephen J. Carlotti
Secretary